CALCULATION OF REGISTRATION FEE
Fees were previously paid in connection with this offering as disclosed in the pricing supplement dated December 18, 2009 relating to 95% Principal Protected Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the U.S. Dollar due December 22, 2011.

Filed Pursuant to Rule 424(b)(2) Registration No. 333-158385 December 18, 2009 PRICING SUPPLEMENT (To Prospectus dated April 2, 2009 and Prospectus Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $4,077,000 95% Principal Protected Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the U.S. Dollar due December 22, 2011

General
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The notes are designed for investors who seek exposure to the potential appreciation of an equally weighted basket of currencies (the “Basket”) consisting of the Brazilian Real (“BRL”), Australian Dollar (“AUD”), Norwegian Krone (“NOK”) and Canadian Dollar (“CAD”) (each a “Basket Currency” and together the “Basket Currencies”) relative to the U.S. Dollar from the Trade Date to the Final Valuation Date. Investors should be willing to forgo interest or any other periodic payments, and receive a return at maturity as low as -5% if the level of the Basket depreciates or fails to appreciate during the term of the notes (5% of your principal is at risk) and a maximum return of 19.3% if the level of the Basket appreciates sufficiently during the term of the notes.

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The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

•	Senior unsecured debt obligations of HSBC USA Inc. maturing December 22, 2011†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.

Key Terms
Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)*
Principal Amount:	$1,000 per note.
Basket:	The notes are linked to an equally weighted basket consisting of four currencies that measures the performance of such currencies relative to the U.S. Dollar.
	Basket Currency	Fixing Source	Initial Spot Rate	Basket Currency Performance Weighting
	Brazilian Real	BRL PTAX at Reuters Page BRFR	1.7879	1/4
	Australian Dollar	AUDMID at Reuters Page WMRSPOT12	1.12771	1/4
	Norwegian Krone	NOKMID at Reuters Page WMRSPOT06	5.86515	1/4
	Canadian Dollar	CADMID at Reuters Page WMRSPOT09	1.0673	1/4
Reference Currency:	U.S. Dollar (USD)
Basket Return Cap:	15%
Participation Rate:	162%
Payment at Maturity:	At maturity, you will receive a cash payment for each $1,000 principal amount of notes, equal to $950 plus the Additional Amount, which may be zero.
Additional Amount:
$1,000 × (Participation Rate × Basket Return), subject to the limit on the Basket Return imposed by the Basket Return Cap. For example, given the Participation Rate of 162% and the Basket Return Cap of 15%, the maximum return on the notes is 19.3%, which entitles you to a maximum payment at maturity of $1,193.00 per $1,000 note. Any payment at maturity is subject to the credit of HSBC. The Additional Amount will not be less than zero.

Basket Return:	The performance of the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows, subject to the Basket Return Cap:
Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	100
Final Basket Level:	The Final Basket Level will be calculated as follows:
100 × [1 + (BRL Return × 1/4) + (AUD Return × 1/4) + (NOK Return × 1/4) + (CAD Return × 1/4)]

The BRL Return, AUD Return, NOK Return and CAD Return refer to the Currency Performance for the Brazilian Real, the Australian Dollar, the Norwegian Krone and the Canadian Dollar, respectively, relative to the USD over the term of the notes.

Currency Performance:	With respect to each Basket Currency, the performance of the relevant Basket Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:
Initial Spot Rate – Final Spot Rate Final Spot Rate

Initial Spot Rate:
For each Basket Currency, the Initial Spot Rate will be the U.S. Dollar/foreign currency mid-spot rate at 4 p.m. London time, expressed as the amount of foreign currency per one U.S. Dollar, for settlement in two business days, as reported by the W.M. Company, which appears on the relevant WMRSPOT Reuters page or any successor page, on the Trade Date.

Final Spot Rate:	For each Basket Currency, the arithmetic average, as determined by the calculation agent, of the Spot Rates on each Ending Averaging Date.
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the U.S. Dollar, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this pricing supplement under “Spot Rates.”  The Spot Rate for each Basket Currency is expressed as units of the respective currency per one U.S. Dollar.  The Spot Rates are subject to the provisions set forth under “Market Disruption Events” in this pricing supplement.

Trade Date:	December 18, 2009
Pricing Date:	December 18, 2009
Original Issue Date:	December 23, 2009
Final Valuation Date†:	December 19, 2011
Ending Averaging Dates†:	December 13, 2011, December 14, 2011, December 15, 2011, December 16, 2011 and December 19, 2011 (the Final Valuation Date).
Maturity Date†:	December 22, 2011
Calculation Agent:	HSBC USA Inc.
Listings:	The notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	4042K0J22 / US4042K0J224
Form of Notes:	Book-Entry
* A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.
†  Subject to postponement in the event of a market disruption event as described in “Market Disruption Events”.
Investment in the notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 4 of this document and “Risk Factors” on page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.  HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the notes from us for distribution to the placement agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 11 of this pricing supplement.
We have appointed J.P. Morgan Securities Inc. as placement agent for the sale of the notes.  J.P. Morgan Securities Inc. will offer the notes to investors directly or through other registered broker-dealers.
	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$15	$985
Total	$4,077,000	$61,155	$4,015,845
(1) Certain fiduciary accounts will pay a purchase price of $985 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.

JPMorgan
Placement Agent
December 18, 2009

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Basket identified on the cover page. The purchaser of a note will acquire a senior unsecured debt security linked to the Basket.  Although the note offering relates only to the Basket identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Basket or any Basket Currency or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009. If the terms of the notes offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” on page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture will have substantially the same terms as the indenture described in the accompanying prospectus supplement.  HSBC Bank USA, N.A. will act as paying agent with respect to the notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Selected Purchase Considerations

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PARTIAL PRESERVATION OF CAPITAL AT MATURITY – You will receive at least 95% of the principal amount of your notes if you hold the notes to maturity, regardless of the performance of the Basket. You should be willing to lose up to 5% of your initial investment. Because the notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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DIVERSIFICATION AMONG THE BASKET CURRENCIES – The return on the notes is linked to the performance of a basket of four currencies, which we refer to as the Basket Currencies, relative to the U.S. Dollar, and will enable you to participate on a leveraged basis in any appreciation of the Basket Currencies relative to the U.S. Dollar (subject to the Basket Return Cap), during the term of the notes. Accordingly, the value of the Basket increases if the Basket Currencies appreciate in value relative the U.S. Dollar. The Basket derives its value from an equally weighted group of currencies consisting of the Brazilian Real, the Australian Dollar, the Norwegian Krone and the Canadian Dollar.

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TREATED AS CONTINGENT PAYMENT DEBT INSTRUMENTS – You should carefully consider the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith. Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes.  We intend to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes.  Pursuant to the terms of the notes, you agree to treat the notes as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Sidley Austin llp, special U.S. tax counsel to us, it is reasonable to treat the notes as contingent payment debt instruments.  Assuming the notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though no payments will be made on the notes until maturity.

Based on the factors described in the section, “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments”, we have determined that the comparable yield of the notes, solely for U.S. federal income tax purposes, will be 1.40% per annum (compounded annually).  Further, based upon the method described in the section, “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” and based upon the comparable yield, we have determined that the projected payment schedule for notes that have a principal amount of $1,000 and an issue price of $1,000 consists of a single payment of $1,028.16 at maturity.

Based upon the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys a note for $1,000, and holds the note until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the notes in each year:

Year	OID
2009	$0.31
2010	$14.00
2011	$13.85

However, the ordinary income reported in the taxable year the notes mature will be adjusted to reflect the actual payment received at maturity.  In addition, if a note has been held until maturity, for purpose of determining the amount realized upon retirement of the note at maturity, the U.S. holder is generally treated as receiving the projected amount provided by the projected payment schedule.  U.S. holders may obtain the comparable yield and projected payment schedule, as determined by us, by submitting a written request to:  Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 3rd Floor, New York, NY 10018.  A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the notes.  However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the notes.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a note.  We do not make any representation as to what such actual yield will be.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the notes might differ from the treatment described above.  You should carefully consider the discussion of all potential tax consequences as set forth in “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any Basket Currency. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement.

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SUITABILITY OF NOTES FOR INVESTMENT — You should only reach a decision to invest in the notes after carefully considering, with your advisors, the suitability of the notes in light of your investment objectives and the information set out in this pricing supplement.  Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the notes for investment.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee the full return of your investment. The return on the notes at maturity is linked to the performance of the Basket Currencies relative to the U.S. Dollar and will depend on whether, and the extent to which, the Basket Return is positive or negative. Because the notes are only 95% principal protected, you will receive less than your initial investment at maturity if the Basket Return is zero or negative. Furthermore, the Basket Return must be greater than 3.09% for you to receive at least 100% of the principal amount of your notes at maturity. You will receive no more than 95% of the principal amount of your notes if the Basket Return is zero or negative and you will not receive the full principal amount of your notes at maturity if the Basket Return is less than 3.09%.

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THE MAXIMUM RETURN ON AN INVESTMENT IN THE NOTES IS 19.30% AT MATURITY – Because the Basket Return Cap is 15% and the Participation Rate is 162%, for each $1,000 principal amount note you will receive $950 plus an Additional Amount that will not exceed $243.00, even if the Basket Return exceeds 15%. This will result in a maximum payment at maturity of $1,193.00 per $1,000 principal amount note. Therefore, your upside appreciation is limited.

•	THE NOTES DO NOT PAY INTEREST – You will not receive periodic or other interest payments on the notes during the term of the notes.

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THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. – The notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.

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THE NOTES ARE NOT INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION – The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes.

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INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES – You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. In addition, the Basket Return is based on the Currency Performances for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of notes by you prior to the maturity date could result in a substantial loss to you.

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THE NOTES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS – The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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GAINS IN THE CURRENCY PERFORMANCE OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE CURRENCY PERFORMANCE OF OTHER BASKET CURRENCIES – The notes are linked to the performance of the Basket, which is composed of four Basket Currencies with equal weightings. The performance of the Basket will be based on the appreciation or depreciation of the Basket as a whole. Therefore, positive Currency Performances of one or more Basket Currencies may be offset, in whole or in part, by negative Currency Performances of one or more other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Return equal to or less than zero. The performance of the Basket is dependent on the Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above.

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CURRENCY MARKETS MAY BE VOLATILE – Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your notes in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the notes.

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THE NOTES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – All of the Basket Currencies are the currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Basket Currencies, and, consequently, the return on the notes.

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IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Ending Averaging Dates would likely have an adverse effect on the Final Spot Rate for each Basket Currency, and therefore, on the return on your notes. Limited liquidity relating to any Basket Currency may also result in HSBC USA Inc., as calculation agent, being unable to determine the Basket Returns using its normal means. The resulting discretion by the calculation agent in determining the Basket Return could, in turn, result in potential conflicts of interest.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the level of the reference asset and the value of the notes.

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THE NOTES LACK LIQUIDITY – The notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the notes in the secondary market but is not required to do so and may cease making such offers at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the notes.

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WE HAVE NO CONTROL OVER EXCHANGE RATES – Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. Dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in a note that is linked to an exchange rate.

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THE PAYMENT FORMULA FOR THE NOTES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES – Changes in the Basket Currencies during the term of the notes before the Ending Average Dates may not be reflected in the calculation of the payment at maturity. Generally, the calculation agent will calculate the Basket Return by multiplying the Currency Performance for each Basket Currency by its respective weighting and then taking the sum of the weighted Currency Performances, as described above. The Currency Performances will be calculated only as of the Ending Average Dates. As a result, the Basket Return may be less than zero even if the Basket Currencies had moved favorably at certain times during the term of the notes before moving to unfavorable levels on the Ending Average Dates.

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POTENTIALLY INCONSISTENT RESEARCH, OPINIONS, OR RECOMMENDATIONS BY HSBC OR JPMORGAN CHASE & CO. – We, our affiliates and agents, and J.P. Morgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. We, our affiliates and agents, or J.P. Morgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or J.P. Morgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Currencies to which the notes are linked.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – We expect that, generally, the exchange rates for the Basket Currencies on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the U.S. Dollar. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies and the U.S. Dollar, as reference currency;

•	the time to maturity of the notes;

•	the volatility of the exchange rate between each Basket Currency and the U.S. Dollar;

•	interest and yield rates in the market generally and in the markets of the Basket Currencies and the U.S. Dollar;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE NOTES – It is impossible to predict whether any of the spot rates for the Basket Currencies will rise or fall. The Basket Currencies will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Return in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the notes. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes or prevents the calculation agent from determining the Basket Return or payment at maturity in the ordinary manner, the calculation agent will determine the Basket Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that any Ending Averaging Date and the Maturity Date will be postponed, which may adversely affect the return on your notes. For example, if the source for an exchange rate is not available on the an Ending Averaging Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your notes.

What is the Payment at Maturity on the Notes Assuming a Range of Performance for the Basket?

The table below illustrates the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 note principal amount for a hypothetical range of performances for the Basket Return. The table below reflects the Initial Basket Level of 100, the Basket Return Cap of 15%, the Participation Rate of 162% and the Maximum Return on the notes of 19.3%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Basket Return	Hypothetical Additional Amount	Hypothetical Payment at Maturity	Hypothetical Total Return
35.00%	$243.00	$1,193.00	19.30%
30.00%	$243.00	$1,193.00	19.30%
25.00%	$243.00	$1,193.00	19.30%
20.00%	$243.00	$1,193.00	19.30%
15.00%	$243.00	$1,193.00	19.30%
10.00%	$162.00	$1,112.00	11.20%
5.00%	$81.00	$1,031.00	3.10%
3.09%	$50.00	$1,000.00	0.00%
1.00%	$16.20	$966.20	-3.38%
0.50%	$8.10	$958.10	-4.19%
0.00%	$0.00	$950.00	-5.00%
-10.00%	$0.00	$950.00	-5.00%
-20.00%	$0.00	$950.00	-5.00%
-30.00%	$0.00	$950.00	-5.00%
-40.00%	$0.00	$950.00	-5.00%
-50.00%	$0.00	$950.00	-5.00%
-60.00%	$0.00	$950.00	-5.00%
-70.00%	$0.00	$950.00	-5.00%
-80.00%	$0.00	$950.00	-5.00%
-90.00%	$0.00	$950.00	-5.00%

Payoff Profile for 95% PPN Linked to Currency Basket vs. USD

Hypothetical Examples of Amounts Payable at Maturity
The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases by 5% from the Initial Basket Level of 100 to a Final Basket Level of 105. The Additional Amount is equal to $81.00, and the final payment at maturity is equal to $1,031.00 per $1,000 note principal amount, representing a total return of 3.10% on the notes.

Payment at maturity per $1,000 note principal amount = $950.00 + ($1,000 × [Participation Rate × Basket Return])

$950.00 +($1,000 × [162% × 5%]) = $1,031.00

Example 2: The level of the Basket increases by 1% from the Initial Basket Level of 100 to a Final Basket Level of 101. The Additional Amount is equal to $16.20, and the final payment at maturity is equal to $966.20 per $1,000 note principal amount, representing a total return of -3.38% on the notes.

Payment at maturity per $1,000 note principal amount = $950.00 + ($1,000 × [Participation Rate × Basket Return])

$950.00 +($1,000 × [162% × 1%]) = $966.20

Example 3: The level of the Basket does not change from the Initial Basket Level of 100 to a Final Basket Level of 100. Because the Basket Return is zero, the Additional Amount is equal to $0.00, and the final payment at maturity is equal to $950.00 per $1,000 note principal amount, representing a total return of -5% on the notes.

Payment at maturity per $1,000 note principal amount = $950.00 + Additional Amount

$950.00 + $0.00 = $950.00

Example 4: The level of the Basket increases by 30% from the Initial Basket Level of 100 to a Final Basket Level of 130. Because the level of the Basket has increased by an amount greater than the Basket Return Cap of 15%, the Basket Return will equal the Basket Return Cap of 15%. The Additional Amount will equal $243.00, and the final payment at maturity is equal to $1,193.00 per $1,000 note principal amount, representing a total return of 19.3% on the notes, the maximum payment at maturity on the notes.

Payment at maturity per $1,000 note principal amount = $950.00 + ($1,000 × [Participation Rate × Basket Return])

$950.00 +($1,000 × [162% × 15%]) = $1,193.00

Example 5: The level of the Basket decreases by 20% from the Initial Basket Level of 100 to a Final Basket Level of 80. Because the Basket Return is negative, the Additional Amount is equal to $0.00, and the final payment at maturity is equal to $950.00 per $1,000 note principal amount, representing a total return of -5% on the notes.

Payment at maturity per $1,000 note principal amount = $950.00 + Additional Amount

$950.00 + $0.00 = $950.00
Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date and during the term of the notes (including on any Ending Averaging Date) could adversely affect the amount you may receive on the notes at maturity.

Spot Rates

The Spot Rate for the Brazilian Real on each date of calculation will be the U.S. Dollar/Brazilian Real offered rate for U.S. Dollars, expressed as the amount of Brazilian Reals per one U.S. Dollar, for settlement in two business days, as reported by Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or Rates for Accounting Purposes), by approximately 6:00 p.m., Sao Paulo time, on such date of calculation, which appears on Reuters Page "BRFR" or any successor page, on such date of calculation.

The Spot Rate for the Australian Dollar on each date of calculation will be the U.S. Dollar/Australian Dollar exchange rate in the global spot foreign exchange market, expressed as the amount of Australian Dollars per one U.S. dollar, calculated by dividing the number 1.00 by the AUDUSD exchange rate as reported by Reuters on Page “WMRSPOT12” (in the MID column) or any substitute page, at or after 4:00 p.m. (London, England time) on any relevant date. Five decimal figures shall be used for the determination of such USDAUD exchange rate

The Spot Rate for the Norwegian Krone on each date of calculation will be the U.S. Dollar/Norwegian Krone exchange rate in the global spot foreign exchange market, expressed as the amount of Norwegian Krones per one U.S. dollar, as reported by Reuters on Page “WMRSPOT06” (in the MID column) or any substitute page, at or after 4:00 p.m. (London, England time) on any relevant date. Five decimal figures shall be used for the determination of such USDNOK exchange rate.

The Spot Rate for the Canadian Dollar on each date of calculation will be the U.S. Dollar/Canadian Dollar exchange rate in the global spot foreign exchange market, expressed as the amount of Canadian Dollars per one U.S. dollar, as reported by Reuters on Page “WMRSPOT09” (in the MID column) or any substitute page, at or after 4:00 p.m. (London, England time) on any relevant date. Four decimal figures shall be used for the determination of such USDCAD exchange rate.

If any of the foregoing Spot Rates is unavailable (including being published in error, as determined by the calculation agent in its sole discretion), the Spot Rate for such Basket Currency shall be selected by the calculation agent in good faith and in a commercially reasonable manner or the final valuation date may be postponed by the calculation agent as described below in “Market Disruption Events”.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the notes or prevents the calculation agent from determining such value or amount in the ordinary manner on such date, the calculation agent may determine such value or amount in good faith and in a commercially reasonable manner on such date or, in the discretion of the calculation agent, the Final Valuation Date, and Maturity Date may be postponed for up to five scheduled trading days, each of which may adversely affect the return on your notes. If the Final Valuation Date has been postponed for five consecutive scheduled trading days, then that fifth scheduled trading day will be the Final Valuation Date and the calculation agent will determine the value of such basket currency or currencies using the formula for and method of determining such value which applied just prior to the market disruption event (or in good faith and in a commercially reasonable manner) on such date.

Events of Default and Acceleration

If the notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the notes, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “Key Terms” in this pricing supplement.  In that case, the Business Day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Final Basket Level (including each Final Spot Rate).  The accelerated Maturity Date will be the third Business Day following the accelerated Final Valuation Date (including each Final Spot Rate).

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the accompanying prospectus.

Historical Information

The following first four graphs below show the historical daily performance of each Basket Currency, expressed in terms of the conventional market quotation with respect to the Brazilian Real, Norwegian Krone Canadian Dollar and as shown on Bloomberg Financial Markets, and with respect to the Australian dollar expressed in terms of one divided by the conventional market quotation (in each case the amount of the applicable Basket Currency that can be exchanged for one U.S. Dollar, which we refer to in this term sheet as the exchange rate) from December 1, 1999 through December 18, 2009. The Initial Spot Rates of the Brazilian Real, Australian Dollar, Norwegian Krone and Canadian Dollar, relative to the U.S. Dollar on December 18, 2009, were 1.7879, 1.12771, 5.86515 and 1.0673 respectively.

The exchange rates displayed in the graphs below are for illustrative purposes only and do not form part of the calculation of the Basket Return. The value of the Basket, and thus the Basket Return, increases when the individual Basket Currencies appreciate in value against the U.S. Dollar.

The last graph below shows the daily performance of the Basket from December 1, 1999 through December 18, 2009, assuming that the Basket Closing Level on December 1, 1999 was 100, that each Basket Currency had a 1/4 weight in the Basket on that date and that the historical exchange rates of each Basket Currency on the relevant dates were the Spot Rates on such dates. The closing exchange rates and the historical daily Basket performance data in such graph were the rates reported by Bloomberg Financial Markets and may not be indicative of the Basket performance using the Spot Rates of the Basket Currencies that would be derived from the applicable Reuters page.

USD/BRL Spot Rate
4.5
4
3.5
3
2.5
2
1.5
1
0.5
0
12/1999
12/2000
12/2001
12/2002
12/2003
12/2004
12/2005
12/2006
12/2007
12/2008
12/2009

USD/AUD Spot Rate
3
2.5
2
1.5
1
0.5
0
12/1999
12/2000
12/2001
12/2002
12/2003
12/2004
12/2005
12/2006
12/2007
12/2008
12/2009

USD/NOK Spot Rate
10
9
8
7
6
5
4
3
2
1
0
12/1999
12/2000
12/2001
12/2002
12/2003
12/2004
12/2005
12/2006
12/2007
12/2008
12/2009

USD/CAD Spot Rate
3
2.5
2
1.5
1
0.5
0
12/1999
12/2000
12/2001
12/2002
12/2003
12/2004
12/2005
12/2006
12/2007
12/2008
12/2009

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the notes from HSBC for distribution to J.P. Morgan Securities Inc.  J.P. Morgan Securities Inc. will act as placement agent for the notes and will receive a fee that will not exceed $15 per $1,000 face amount of notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.